May 6, 1997


CROWLEY, MILNER AND COMPANY
2301 West Lafayette Boulevard
Detroit, Michigan  48216

         Re:     CROWLEY, MILNER AND COMPANY
                 Registration Statement on Form S-8
                 Additional Shares under 1992 Incentive Stock Plan

Ladies and Gentlemen:

         We have acted as counsel for Crowley, Milner and Company, a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of its Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of up to an additional 100,000 shares of the Company's Common Stock (the "Common Stock") pursuant to the Crowley, Milner and Company 1992 Incentive Stock Plan, as amended
(the "Plan").

         We have examined such corporate records, documents, certificates and other instruments as we have considered appropriate for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Michigan.

         2. The shares of Common Stock registered pursuant to the Registration Statement, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               DYKEMA GOSSETT PLLC

                               /s/ Paul R. Rentenbach
                               Paul R. Rentenbach